Exhibit 4.5

CUBESMART, L.P.,

Issuer,

and

CUBESMART,

Parent Guarantor,

and

U.S. BANK NATIONAL ASSOCIATION

Trustee

Fifth Supplemental Indenture

Dated as of April 4, 2017

To

Indenture

Dated as of September 16, 2011

4.375% SENIOR NOTES DUE 2023

4.000% SENIOR NOTES DUE 2025

FIFTH SUPPLEMENTAL INDENTURE, dated as of April 4, 2017 (the “Fifth Supplemental Indenture”), among CUBESMART, L.P., a limited partnership formed under the laws of Delaware (the “Issuer”), CUBESMART, a real estate investment trust formed under the laws of Maryland and the sole general partner and a limited partner of the Issuer (the “Parent Guarantor”), and U.S. BANK NATIONAL ASSOCIATION, as Trustee (the “Trustee”).

RECITALS OF THE ISSUER AND THE PARENT GUARANTOR

WHEREAS, the Issuer, the Parent Guarantor and the Trustee are parties to an Indenture dated as of September 16, 2011 (the “Indenture”) relating to the issuance from time to time by the Issuer of its Securities on terms to be specified at the time of issuance;

WHEREAS, pursuant to the Indenture and Second Supplemental Indenture dated as of December 17, 2013 (the “Second Supplement”),  the Issuer established and issued a series of Securities designated as the “4.375% Senior Notes due 2023” (the “2023 Notes”) in the initial aggregate principal amount of $250,000,000;

WHEREAS, pursuant to the Indenture and Third Supplemental Indenture dated as of October 26, 2015 (the “Third Supplement”),  the Issuer established and issued a series of Securities designated as the “4.000% Senior Notes due 2025” (the “2025 Notes”) in the initial aggregate principal amount of $250,000,000;

WHEREAS, Sections 3.01 and 9.01 of the Indenture and Section 2.2 of the Second Supplement (in respect of the 2023 Notes) and Section 2.2 of the Third Supplement (in respect of the 2025 Notes) provide that, without the consent of the Holders of the 2023 Notes, the 2025 Notes or other Securities, the Issuer and the Parent Guarantor may enter into one or more supplemental indentures to provide for the issuance of additional Securities of a series in accordance with the terms, conditions and limitations set forth in the Indenture;

WHEREAS, the Issuer proposes to issue an additional $50,000,000 aggregate principal amount of its 2023 Notes and to have such additional Securities (the “Additional 2023 Notes”) treated, together with the outstanding 2023 Notes, as a single issue of Securities;

WHEREAS, the Issuer proposes to issue an additional $50,000,000 aggregate principal amount of its 2025 Notes and to have such additional Securities (the “Additional 2025 Notes”) treated, together with the outstanding 2025 Notes, as a single issue of Securities;

WHEREAS, the consent of Holders to the execution and delivery of this Fifth Supplemental Indenture is not required and all the conditions and requirements necessary to make this Fifth Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, in consideration of the premises and the purchase of Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities or series thereof (as determined by reference to principal amount, plus accrued but unpaid interest, of the Securities held by such Holders), as follows:

ARTICLE I

RELATION TO INDENTURE; DEFINITIONS

Section 1.1.           Relation to Indenture.  This Fifth Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.2.           Definitions.  For all purposes of this Fifth Supplemental Indenture, except for terms defined herein or unless the context otherwise requires, capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture.

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ARTICLE II

THE SECURITIES

Section 2.1.           Additional 2023 Notes. The aggregate principal amount of Additional 2023 Notes to be authenticated and delivered under this Fifth Supplemental Indenture is $50,000,000 (not including the Additional 2023 authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Securities pursuant to Sections 304, 305 or 306 of the Indenture) and the Additional 2023 Notes will be part of the existing series of 2023 Notes under the Indenture as supplemented by the Second Supplement, and the Additional 2023 Notes and 2023 Notes shall be a single series and single issue of Securities for all purposes under the Indenture the Second Supplement and are identical in all terms and conditions except the date of issuance.  Interest shall accrue on the Additional 2023 Notes from December 15, 2016. The Additional 2023 Notes will be issued upon Issuer Order in the form contemplated by the Indenture as supplemented by the Second Supplement, which may be modified as necessary to reflect the terms hereof.

Section 2.2.           Additional 2025 Notes. The aggregate principal amount of Additional 2025 Notes to be authenticated and delivered under this Fifth Supplemental Indenture is $50,000,000 (not including the Additional 2025 Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Securities pursuant to Sections 304, 305 or 306 of the Indenture) and the Additional 2025 Notes will be part of the existing series of 2025 Notes under the Indenture as supplemented by the Third Supplement, and the Additional 2025 Notes and 2025 Notes shall be a single series and single issue of Securities for all purposes under the Indenture and are identical in all terms and conditions except the date of issuance.  Interest shall accrue on the Additional 2025 Notes from November 15, 2016. The Additional 2025 Notes will be issued upon Issuer Order in the form contemplated by the Indenture as supplemented by the Third Supplement, which may be modified as necessary to reflect the terms hereof.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1.           Ratification of Indenture. Except as expressly modified or amended hereby, the Indenture and the supplemental indentures executed and delivered prior to the date hereof (including, without limitation, the Second Supplement and Third Supplement) continue in full force and effect and are in all respects confirmed and preserved.

Section 3.2.           No Representation by Trustee. The Trustee makes no representation as to the validity or sufficiency of this Fifth Supplemental Indenture.

Section 3.3.           Governing Law. This Fifth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 3.4.           Counterparts. This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

CUBESMART, L.P.

By:	CUBESMART
Its General Partner

By:	/s/ Timothy M. Martin
	Name:	Timothy M. Martin
	Title:	Chief Financial Officer and Treasurer

CUBESMART

By:	/s/ Timothy M. Martin
	Name:	Timothy M. Martin
	Title:	Chief Financial Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ George J. Rayzis
	Name:	George J. Rayzis
	Title:	Vice President